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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus, pertaining to the 1996 Stock Option/Stock Incentive Plan of Genentech, Inc. for the registration of 9,000,000 shares of its callable putable common stock and to the incorporation by reference therein of our report dated January 17, 1996, with respect to the consolidated financial statements of Genentech, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                            /s/ ERNST & YOUNG LLP



San Jose, California
July 11, 1996

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